Exhibit 5.1
[Simpson Thacher & Bartlett LLP letterhead]
September 15, 2009
Toll Brothers Finance Corp.
250 Gibraltar Road
Horsham, Pennsylvania 19044
Ladies and Gentlemen:
     We have acted as counsel to Toll Brothers, Inc., a Delaware corporation (the “Company”), Toll Brothers Finance Corp., a Delaware corporation (the “Issuer”), and the certain subsidiaries of the Company (other than the Issuer) named as co-registrants in the Registration Statement (as defined below) (each, a “Guarantor,” and together with the Company, the “Guarantors”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Issuer, Toll Corp., First Huntingdon Finance Corp. or Toll Finance Corp., guarantees of any such debt securities by the Guarantors and certain other securities (collectively, the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

     $250,000,000 aggregate principal amount of 6.750% Senior Notes due 2019 (the “Senior Notes”) are being issued by the Issuer and unconditionally guaranteed by the Company and the other Guarantors (the “Guarantees”), and are being offered and sold by the Issuer pursuant to the Prospectus dated October 29, 2008, as supplemented by the prospectus supplement dated September 15, 2009 (together, the “Prospectus”) filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, and an Underwriting Agreement, dated September 15, 2009, with the underwriters named therein (the “Underwriting Agreement”).
     The Senior Notes and the Guarantees will be issued under an Indenture, dated as of April 20, 2009 (the “Base Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon as trustee (the “Trustee”), as supplemented by the authorizing resolutions of the Boards of Directors of the Issuer and the Company (the “Authorizing Resolutions”). The Base Indenture, as supplemented by the Authorizing Resolutions, is hereinafter referred to collectively as the “Indenture.”
     We have examined the Registration Statement, the Prospectus and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     We have assumed further that (i) the Indenture has been duly authorized, executed and delivered by each of the Guarantors not incorporated or organized in the State of Delaware or New York, as the case may be, and (ii) the execution, delivery and performance of the Indenture and the Guarantees by each of the Guarantors not incorporated or organized in the State of Delaware or New York, as the case may be, will not violate the law of its state of incorporation or organization or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. Assuming the due execution, authentication, issuance and delivery of the Senior Notes in accordance with the Indenture, and upon payment of the consideration therefor provided for in the Underwriting Agreement, the Senior Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.
     2. Assuming the due authorization, execution and delivery of the Guarantees by the Guarantors in accordance with the Indenture, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP